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                                                                   Exhibit 99.1

                   ABBOTT LABORATORIES TO ACQUIRE ALZA CORPORATION

     ABBOTT PARK, Ill., and PALO ALTO, Calif., June 21, 1999 -- Abbott Laboratories (NYSE: ABT) and ALZA Corporation (NYSE: AZA) today announced that the companies have entered into a definitive agreement for Abbott to acquire ALZA, a research-based pharmaceutical company with a growing portfolio of products and leading drug delivery technologies.

     Under the terms of the agreement, Abbott will acquire all of ALZA's outstanding stock in a stock-for-stock merger transaction intended to be tax-free. ALZA shareholders will receive a fixed exchange ratio of 1.20 shares of Abbott common stock for each share of ALZA. The total transaction value is approximately $7.3 billion. Abbott intends to account for the transaction as a pooling of interests. The transaction is expected to be completed by year end, subject to approval by ALZA's stockholders, regulatory agencies and customary closing conditions.

     As required to qualify for a pooling transaction, the Board of Directors of Abbott Laboratories rescinded its authorization to purchase shares of its common stock under its share repurchase program.

     "Our acquisition of ALZA is an excellent strategic fit and an important step that builds our pharmaceutical business and accelerates Abbott's long-term growth," said Miles D. White, chairman and chief executive officer of Abbott Laboratories. "ALZA brings a number of key assets to Abbott that provide both short- and long-term value, including: a portfolio of pharmaceutical products that Abbott can rapidly grow and expand through its strong global sales organization; new products in development; strong technical relationships with pharmaceutical industry partners; and important scientific expertise in drug delivery technologies that enhance patient care and provide a strategic technology platform for application across all of Abbott's diverse businesses."

     "I am immensely proud of the progress that ALZA's employees have made in transforming our business from a client-based, product-development laboratory into an integrated pharmaceutical company with strong therapeutic franchises in urology and oncology," said Ernest Mario, Ph.D., chairman and chief executive officer of ALZA. "Our relationship with Abbott and the exceptional fit of these companies represents an exciting opportunity to fully realize the commercial value of our products and technologies. The combination of Abbott's global commercial infrastructure, broad product portfolio and strong R&D resources with ALZA's specialized product portfolio and powerful drug delivery expertise will significantly accelerate the growth and development of our combined core businesses."

     "ALZA's marketed products and pharmaceutical pipeline in the areas of urology and oncology fit perfectly into Abbott's pharmaceutical franchise areas," said Arthur Higgins, senior vice president, pharmaceutical operations at Abbott. "Our existing leadership positions in


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urology and neuroscience will be enhanced by ALZA's products, and ALZA's oncology presence will give Abbott an additional platform for a leadership position in cancer treatment that augments our own internal cancer research and development efforts as well as our broad line of multi-source oncology products."

     "This is an exciting event for ALZA -- an opportunity to join our world-class technology and pharmaceutical business with the resources of a global research-based pharmaceutical company," said Alejandro Zaffaroni, PhD., ALZA's founder. "I believe that this relationship with Abbott further validates the extraordinary contributions and scientific excellence of so many colleagues at ALZA, and the technologies and products that we all helped create."

     Upon closure of the transaction, there will be a restatement of 1999 earnings. Abbott expects the acquisition will result in a $.03 dilution in 2000, and will be accretive to earnings in 2001 and thereafter. In addition, the acquisition will result in a one-time charge of approximately $100 million in 1999.

     ALZA Corporation, headquartered in Palo Alto, Calif., is a research-based pharmaceutical products company with leading drug delivery technologies. The company applies its delivery technologies to develop pharmaceutical products with enhanced therapeutic value for its own portfolio and for many of the world's leading pharmaceutical companies. ALZA's sales and marketing efforts are currently focused in urology and oncology. The company employs approximately 2,000 people. In 1998, ALZA's sales and net earnings were $646.9 million and $108.3 million, respectively, with diluted earnings per share of $1.07. ALZA Corporation was advised by Chase Securities Inc. and Merrill Lynch & Co.

     Abbott Laboratories is a global, diversified health care company devoted to the discovery, development, manufacture and marketing of pharmaceutical, diagnostic, nutritional and hospital products. The company employs 56,000 people and markets its products in more than 130 countries. In 1998, the company's sales and net earnings were $12.5 billion and $2.3 billion, respectively, with diluted earnings per share of $1.51. Morgan Stanley Dean Witter & Co., Inc. acted as financial advisor to Abbott.